Exhibit 99.1

[Premium Standard Farms Logo]

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PSF GROUP HOLDINGS, INC. ANNOUNCES
INCREASED CONSIDERATION AND PRICING FOR TENDER
OFFER AND CONSENT SOLICITATION

For more information, contact Steve Lightstone at (816) 472-7675.

KANSAS CITY, MO, April 19, 2005 — PSF Group Holdings, Inc. (the “Company”) announced today that its wholly-owned subsidiary Premium Standard Farms, Inc. (“Premium Standard Farms”) has increased the consideration payable in its cash tender offer (the “Tender Offer”) for any and all of its $175 million aggregate principal amount of 9 1/4% Senior Notes due 2011 (CUSIP No. 74060 CAC 9) (the “Notes”), which commenced on April 6, 2005, by amending the fixed spread used to calculate such consideration. The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer is now based on a fixed spread of 50 (as opposed to 75) basis points over the yield of the 2.5% U.S. Treasury Note due May 31, 2006. Premium Standard Farms has also extended the Consent Time to Thursday, April 21, 2005 at 5:00 p.m., New York City time. All of the other terms and conditions of the Tender Offer and the consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) set forth in Premium Standard Farms’ Offer to Purchase and Consent Solicitation Statement dated April 6, 2005 (the “Offer to Purchase”) remain unchanged.

Using such amended fixed spread, Premium Standard Farms has determined the price to be paid on the Tender Offer. As of 2:00 p.m., New York City time, on April 19, 2005, the yield of the 2.5% U.S. Treasury Note due May 31, 2006 was 3.331% and, based on such yield, the total consideration for each $1,000 principal amount of Notes validly tendered and not revoked prior to the Consent Time (including the consent payment of $40) is $1,102.67. Holders who validly tender their Notes after the Consent Time are not eligible to receive the consent payment.

The Tender Offer will expire at 12:00 midnight, New York City time, on Tuesday, May 3, 2005 unless extended (the “Expiration Time”). Payment for Notes validly tendered and accepted for payment and not validly withdrawn will be made in same day funds promptly following the Expiration Time, which is expected to be the second business day after the Expiration Time. No consent payments will be made in respect of Notes tendered after the Consent Time. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time, except in limited circumstances. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

Premium Standard Farms has engaged Morgan Stanley as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1941 (collect), attention: Francesco Cipollone. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3313 (U.S. toll-free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely by the Offer to Purchase.

Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.

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